Form CB

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) □

Securities Act Rule 802 (Exchange Offer) X

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) □

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) X

Exchange Act Rule 14e-2(d) (Subject Company Response) □

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) □

CERMAQ ASA

(Name of Subject Company)

Not applicable

(Translation of Subject Company's Name into English (if applicable))

Norway

(Jurisdiction of Subject Company's Incorporation or Organization)

MARINE HARVEST ASA

(Name of Person(s) Furnishing Form)

Shares

(Title of Class of Subject Securities)

NO 0010003882

(CUSIP Number of Class of Securities (if applicable))

Cermaq ASA Grev Wedels plass 5, 0151 Oslo, Norway +47 23 68 50 00
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Copies to:
Marine Harvest ASA Sandviksbodene 77 A/B 5035 Bergen Norway Tel: + 47 21 56 23 00 Fax: + 47 21 56 23 01	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)

June 6, 2013
(Date Tender Offer/Rights Offering Commenced)

PART I—INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) Exhibit 1:  Offer Document dated June 5, 2013.

(b) Not applicable.

Item 2. Informational Legends

Included in Exhibit 1.

PART II—INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable.

(2) Not applicable.

(3) Not applicable.

PART III—CONSENT TO SERVICE OF PROCESS

(1) A written irrevocable consent and power of attorney on Form F-X is filed concurrently with the Commission on June 6, 2013.

(2) Not applicable

PART IV—SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Alf-Helge Aarskog

(Signature)

Alf-Helge Aarskog, Chief Executive Officer

(Name and Title)

June 6, 2013

(Date)